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                                                                  EXHIBIT 10.15

                             EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into this 10th day of January, 2003, (the "Effective Date"), between The PNC Financial Services Group, Inc. and PNC Bank, National Association (together referred to herein as "PNC") and Joseph Whiteside ("Executive").

In consideration of the representations and promises made herein, the parties hereto agree as follows:

         1. Agreement to Employ. PNC agrees to employ Executive, and Executive hereby accepts employment with PNC, upon the terms and conditions set forth in this Agreement. Executive understands that PNC is subject to the requirements of the Federal Deposit Insurance Corporation ("FDIC"), which prohibit employment of any person who has been convicted of, plead guilty to, or entered into a pretrial disposition with regard to a crime involving dishonesty (including the sale, manufacture or distribution of controlled substances, or the intent to do so), breach of trust, or money laundering, absent a waiver from the FDIC. Executive further understands and agrees that this offer of employment is contingent upon no such waiver being necessary with respect to Executive. If a waiver from the FDIC is necessary before Executive's employment with PNC could continue, this Agreement shall be voidable at the sole discretion of PNC.

         2. Duties. Executive will hold the title of Vice Chairman of PNC, and will serve as Special Advisor to the Chairman and CEO of PNC ("CEO"). In such capacity, he will provide counsel and advice to the CEO. He will also work on projects assigned to him and shall perform such other duties consistent with the duties for which he is hired that may be reasonably designated or assigned to him from time to time by the CEO. Executive represents that he is not aware of any current restriction upon his ability to perform such duties on behalf of PNC, and shall immediately notify the Company in writing of any such restriction that is threatened or imposed during his employment hereunder.

         3. Other Business Interests. Executive shall devote his full working time, energy and attention to the business of PNC. Other than as expressly approved in advance by PNC and any appropriate regulatory agencies, Executive will not, during the term of this Agreement, engage in any other business activity. However, Executive may invest or supervise the investment of his personal assets (including, without limitation, financial investments and rental property) in such form or manner as will not conflict with his duties under this Agreement.

         4. Compensation. For all services to be rendered by Executive hereunder, PNC shall compensate Executive as follows:


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                  a.       Base Salary. PNC will pay Executive base salary at
the annualized rate of $425,000 ("Base Salary"). Base Salary will be paid in accordance with PNC's customary payroll policy.

                  b. Bonuses. Executive is 'eligible to receive the following bonus:

                           (i)      Executive will receive, upon employment, a
bonus of $205,000; and,

                          (ii)      Executive will be eligible to receive, a
performance bonus payable in March of 2004, based upon performance in 2003 ("Performance Bonus"). The Performance Bonus target will be 125% of Executive's annualized Base Salary, with the actual amount paid based upon Executive's accomplishments during the preceding calendar year, as determined at the sole discretion of PNC: Provided, however, that the minimum bonus paid to Executive in March of 2004 will be $200,000. Subject to the Acceleration of Payments section set forth below, the Performance Bonus Will not be earned by Executive unless he remains employed by PNC on the date similar bonuses are paid in March of 2004. The opportunity to receive the Performance Bonus will be in lieu of any and all other bonus participation by Executive.

                  c. Restricted Shares. Upon employment Executive will receive 20,000 shares of restricted stock, subject to signing a restricted stock agreement prepared by PNC ("Restricted Stock Agreement"). With the exceptions that (i) it will contain a provision allowing Executive to fully vest in the restricted stock in two years, and (ii) it is subject to accelerated vesting under the Acceleration of Payments section set forth below, the Restricted Stock Agreement will contain PNC's standard terms and conditions for such agreements, including non-solicitation and no hire provisions. This grant will be made under and pursuant to the terms and condItions of PNC's 1997 Long Term Incentive Plan ("LTIP").

                  d. Stock Options. Executive will be granted an option, upon employment, to purchase 20,000 shares of PNC's stock subject to signing a stock option agreement prepared by PNC. Thereafter, Executive is eligible to participate in the next normal annual grant of options, which is anticipated to occur in January of 2003, at which time he will receive the option to purchase 65,000 shares of PNC stock. Both the 20,000 share grant and the 65,000 share grant will vest one year after the date of grant. Stock option grants are subject to the terms and conditions of the LTIP, as well as the relevant Stock Option Agreements that include non~ solicitation and no hire provisions. The opportunity to receive the restricted shares and stock options referred to in subsections 4(c) and (d) of this Agreement is in lieu of any and all other participation by Executive in offerings under PNC's LTIP.

                  e. Perquisite Allowance. Upon employment, and again twelve months thereafter if he is still employed by PNC at that time, Executive will receive a lump sum perquisite payment of $13,000.

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                  f.       Vacation. Executive will be entitled to accrue
vacation beginning with his date of hire, and to use such vacation, in accordance with PNC's vacation policy. Because this is an Agreement for a specific term, Executive understands and agrees that be will not receive any payment for unused vacation if his employment ends at the end of the term of this Agreement. In addition, if payment is made to Executive under the Acceleration of Payments provision set forth below, such payment is presumed to incorporate all vacation entitlement, and no additional vacation payment will be made to Executive upon such termination of his employment from PNC.

                   g. Standard Benefit Plans. Executive will also be eligible to participate in PNC's standard welfare benefits plans, 401(k) plan, life and other insurance plans, and Employee Stock Purchase Plan, in accordance with the terms and conditions of the respective plans and programs. Given the specific term of this Agreement and the Acceleration of Payments section set forth below, this Agreement is deemed to be in lieu of, and not in addition to, any payments Executive might otherwise be eligible to receive under PNC's Displaced Employee Assistance Plans, the PNC Severance Plan, and/or PNC's short-term and long-term disability programs.

                   h. Acceleration of Payments. If the employment relationship with Executive is terminated sooner than two years after his date of hire, for reasons other than resignation by Executive or termination for Cause by PNC, Executive will receive the following lump sum payments Within 30 days of his termination date: (i) the remainder of(A) minus (B), where (A) is $850,000 and (B) is the sum of all salary payments made to Executive under subsection 4(a) above for work performed through his last day of PNC employment (ii) $200,000, if the Performance Bonus has not already been paid to Executive as of his termination date; and, (iii) the difference on Executive's last day of employment with PNC, if any, between the closing price and the grant price of any outstanding unvested shares of PNC stock previously granted to Executive under and pursuant to the terms and conditions of the LTIP and the respective Stock Option Agreements signed by him and PNC (provided, however, that in the event Executive's employment is terminated during a change in control coverage period, this subsection (iii) will be superceded by the provisions of the Stock Option Agreements). In addition, vesting of the 20,000 restricted shares referred to in subsection 4(c), above, shall be accelerated to Executive's date of termination from PNC employment. All Accelerated payments provided for in this subsection "h" are contingent upon Executive timely signing and not revoking the valid waiver and release agreement described in Section 13, below.

                   i. Change in Control. If a "Change in Control" occurs while Executive is still employed by PNC under this Agreement and his employment with PNC is terminated sooner than two years after his date of hire, in lieu of any payments otherwise owed to Executive pursuant to subsections (h)(i) and (ii) of this section 4 he will receive a payment within 30 days of his separation from PNC employment. Such payment will be the greater of x or y, where x is $ 1,250,000 and y is the sum of $850,000 plus two times the bonus Executive received in Mach of 2004: Provided, however, that if such termination occurs within 24 months of his 65th birthday, this payment will be reduced by the monthly prorata portion (x or y, as applicable, divided by 24) of such payment times the number of months less than 24 that remain between the date of termination and Executive's 65th birthday. For the purposes of this subsection "i," the


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definition of a Change in Control will be the same as that used in Annex "A" to
PNC's standard Stock Option Agreement during 2002.

                If any portion of this payment becomes subject to the Excise Tax, PNC will pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained from the Gross-Up Payment after deduction of all payroll taxes and the Excise Tax shall be equal to the Excise Tax. Provided, however, that the total of the payments provided by this section 4(i) are subject to limitation by the excess parachute payment provisions of the Internal Revenue Code (as such term is defined in Section 280G(b)(1) thereof).

                j. Deductions. Compensation paid to Executive by PNC shall be subject to all legally required withholdings, and to such additional withholdings as are designated by Executive and permitted under PNC's policies and procedures applicable to him.

        5. Term of Agreement and Employment. This Agreement, and Executive's employment with PNC, shall be for a period of two years commencing on his date of hire; Provided, however, that Executive's employment may be terminated by either party prior thereto, at any time and for any reason. In such event, termination of this Agreement will be co-terminus with termination of Executive's employment.

                a. Resignation. If Executive resigns from PNC employment at any time prior to completion of two years after his date of hire, he will receive payment of all salary earned and vacation accrued through his last day of employment with PNC. No further compensation will be owed to Executive under the terms of this Agreement or otherwise, the Acceleration of Payments provision will be null and void, and the restricted shares referred to in subsection 4(c) above will be forfeited.

                b. Termination for Cause. If Executive's employment with PNC is terminated by PNC for Cause at any time prior to completion of two years after his date of hire, he will receive payment of all salary earned and vacation accrued through his last day of employment with PNC. No further compensation will be owed to Executive under the terms of this Agreement or otherwise, the Acceleration of Payments provision will be null and void, and the restricted shares referred to in subsection 4(c), above, will be forfeited. For the purposes of this Agreement, "Cause" is defined as any act or omission which constitutes: (i) gross negligence or willful misconduct in connection with the business of PNC or PNC's affiliates or subsidiaries, or their successors or assigns; (ii) fraud, misappropriation, breach of fiduciary duty, felony, theft, dishonesty, or moral turpitude; (iii) material violation of PNC's Code of Ethics; (iv) gross neglect of duties and responsibilities; (v) material breach of Executive's obligations contained in this Agreement; (vi) falsification of any representation made herein; (vii) entry of any order against Executive by any government body having regulatory authority with respect to the business of PNC or any PNC subsidiary or affiliate; or, (viii) any other actions adverse to the interest of PNC or PNC's affiliates or subsidiaries, or their successors and assigns, which are similar in nature and severity to any of the actions described in items (i) through (vi), above; Provided, however, that prior to being given written notice of employment termination with Cause under (iv) or
(v) hereof, or (viii) hereof if cureable, Executive shall be given thirty days



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advance notice that PNC believes he is in violation of such provision(s), during which time Executive may seek to cure his acts and/or omissions and, if successful, obviate the written notice of employment termination with cause; and Provided further that the standards used to determine Cause under items (i) through (iv), and (vii), above, shall be the same as the standards applicable generally to conduct of similarly situated employees of PNC.

                c. Termination of Employment for Reasons Other than Resignation or Cause. If Executive's employment with PNC is terminated for reasons other than Resignation by Executive or by PNC with Cause, at any time prior to completion of two years after his date of hire, any additional compensation to be paid to Executive will be governed by the Acceleration of Payment provisions set forth above.

        6. Property. Upon termination of this Agreement for any reason whatsoever, Executive shall immediately return to PNC any and all confidential, proprietary or other property of PNC and PNC's affiliates and subsidiaries, and their successors or assigns, which is in his/her possession and/or subject to his/her control.

        7. Intellectual Property. Executive shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that are conceived and/or reduced to practice by Executive during the term of his employment by PNC, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or PNC subsidiary or affiliate, or (b) developed with the use of any time, material, facilities or other resources of PNC or PNC subsidiary or affiliate ("Developments"). Executive agrees to assign and hereby does assign to PNC or its designee all of his right, title and interest, including copyrights and patent rights, in and to all Developments. Executive shall perform all actions and execute all instruments that PNC or any PNC subsidiary or affiliate shall deem necessary to protect or record PNC's or its designee's interests in the Developments. The obligations of this Section 7 shall be performed by Executive without further compensation and shall continue beyond the termination of his employment.

        8. Confidentiality. During Executive's employment with PNC and thereafter, Executive will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of PNC whether or not conceived of or prepared by Executive, other than (a) information generally known in the PNC's industry or acquired from public sources, (b) as required in the course of PNC employment, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

        9. Expense Reimbursement. Executive shall be reimbursed by PNC for the reasonable and necessary business expenses incurred by Executive in the discharge of his duties, subject to PNC's standard policies and procedures related to expense reimbursement and approval thereof.

        10. Non-Solicitation and No Hire. Executive agrees to comply with the provisions of this Section 10, beginning on his date of hire and continuing for a period of three years thereafter.


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Executive further agrees that he has received adequate consideration with respect to enforcement of Sections 10 and 11 of this Agreement, that such provisions are reasonable and properly required for the adequate protection of the business of PNC, and that enforcement of such provisions will not prevent him from earning a living.

                a. Non-Solicitation. Executive shall not, directly or indirectly, either for Executive's own benefit or purpose or for the benefit or purpose of any person or entity other than PNC or PNC's subsidiaries or affiliates, solicit, call on, do business with, or actively interfere with PNC's or any PNC subsidiary's or affiliate's relationship with, or attempt to divert or entice away, any person or entity that Executive should reasonably know (i) is a customer for which PNC or any PNC subsidiary or affiliate provides services as of the termination of his employment, or (ii) was a customer for which PNC or any PNC subsidiary or affiliate provided services at any time during the twelve
(12) months preceding termination of his employment from PNC, or (iii) was, as of the termination of his employment from PNC, considering retention of PNC or any PNC subsidiary or affiliate to provide services.

                (b) No-Hire. Executive shall not, directly or indirectly, either for Executive's own benefit or purpose or for the benefit or purpose of any person or entity other than PNC or any PNC subsidiary or affiliate, employ or offer to employ, call on, or actively interfere with PNC's or any PNC subsidiary's or affiliate's relationship with, or attempt to divert or entice away, any employee of PNC or PNC subsidiary or affiliate, nor shall Executive assist any other person or entity in such activities.

        11. Enforcement Provisions. Executive understands and agrees to the following provisions regarding enforcement of this Agreement.

                a. Governing Law and Jurisdiction. The Agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Executive and PNC consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

                b. Equitable Remedies. A breach of Sections 6, 7, 8 or 10 will cause PNC irreparable harm, and PNC will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Executive, and each and every person and entity acting in concert or participating with Executive, from initiation and/or continuation of such breach.

                c. Tolling Period. If it becomes necessary or desirable for PNC to seek compliance with any provision of Section 10 by legal proceedings, the period during which Executive shall comply with each such provision shall extend for a period of twelve (12) months from the date of the legal order requiring such compliance.


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                d.      No Waiver. Failure of PNC to demand strict compliance
with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

                e. Severability. The restrictions and obligations imposed by Section 10 are separate and severable, and it is the intent of Executive and PNC that if any restriction or obligation imposed by any of the provisions of
Section 10 is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations of
Section 10 shall remain valid and binding upon Executive. Executive and PNC further agree that the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                f. Reform. In the event any part of Section 10 is determined by a court of competent jurisdiction to be unenforceable, it is the intent of Executive and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

                g. Waiver. Executive and PNC hereby waive any right to trial by jury with regard to any suit, action or proceeding under or in connection with Section 10 of this Agreement

        12. Personnel Policies. Except as specifically modified by this Agreement, the general personnel policies and practices of PNC (as said policies may exist from time to time) will apply to Executive with the same force and effect as to any other similarly situated Executive of PNC.

        13. Waiver and Release. Executive acknowledges and agrees that this Agreement is for a specific term, and that any termination of his employment and this Agreement prior to completion of two years from his date of hire will be due solely to the operation of the terms of this Agreement, and not for any other reason. As to such termination of this Agreement and his employment, Executive will therefore sign and return an agreement prepared by PNC within four days after his last day of employment that:

                (a) Fully releases and forever discharges PNC and PNC's subsidiaries and affiliates, and each of their officers, directors, employees and shareholders, from all liability upon claims of any nature whatsoever based upon (i) any event that occurred during his employment with PNC, (ii) termination of this Agreement, and/or (iii) termination of Executive's employment by PNC, including claims of negligence, breach of contract (except for breach of this Agreement or the waiver and release agreement), violation of federal, state or local laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, veteran status, disability or retaliation, the Age Discrimination in Employment Act of 1967, as amended, and the laws enforced by any other federal, state or local agencies, including claims under the




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Pennsylvania Human Relations Act, as amended. Executive further waives any claim or right to payment of attorneys' fees or expenses;

                (b) Provides that he will not file, or permit to be filed in his name or on his behalf, any lawsuit in court against any of the persons or entities released in this section 13, (other than for breach of this Agreement or to challenge this waiver and release under the Age Discrimination in Employment Act), based upon (i) any event that occurred during his employment with PNC, (ii) termination of this Agreement, and/or (iii) termination of Executive's employment by PNC; and,

                (c) Provides that, while the waiver and release does not prevent Executive from filing a Charge with the Equal Employment Opportunity Commission ("EEOC"), if any charge, complaint, lawsuit or administrative claim is filed in Executive's name or on his behalf with the EEOC or any other administrative agency or organization, or in any other forum, against any of the persons or entities released in this paragraph, based upon (i) any event which occurred during his employment with PNC, (ii) the termination of this Agreement, and/or (iii) termination of his employment by PNC, Executive will not seek or accept any personal relief, including but not limited to any award of monetary damages or reinstatement to his employment with PNC; Provided, however, that this provision shall not apply to a claim for damages under the Age Discrimination in Employment Act. If successful on such claim any monetary damages obtained by Executive would be offset by the monies paid under this Agreement.

        14. Entire and Final Agreement. This Agreement Shall supersede any and all oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets), and it contains the entire agreement of the parties with respect to those matters (with the exception of any other agreements duly executed by the parties after this Agreement is effective). Once signed by the parties hereto, this Agreement may only be modified in writing, signed by the Executive and a duly authorized officer of PNC.

        15. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Executive. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by PNC without the prior written consent of Executive, to a person or entity other than an affiliate or subsidiary of PNC, or their successors; Provided, however, that any successor must expressly assume all of PNC's obligations and liabilities to Executive under this Agreement for it to remain in effect.

        16. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

        17. Execution in Counterparts. Two copies of this Agreement shall be executed by the parties hereto, with one executed copy to be retained by each party. Each such copy shall be





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considered an original for all purposes.

        IN WITNESS WHEREOF, PNC and Executive have signed this Agreement below, intending to be legally bound hereby.


BY THE PNC FINANCIAL SERVICES
GROUP, INC.

/s/ WILLIAM E. ROSNER                          Dated:    1-9-03
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/s/ J.J. WHITESIDE                             Dated:    1/10/03
-------------------------------                      --------------
Executive


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